                                                              EXHIBIT 37


                          AGREEMENT AND PLAN OF MERGER


                                     Among


                                 Praxair, Inc.,


                              PX Acquisition Corp.


                                      and


                              CBI Industries, Inc.


                         Dated as of December 22, 1995
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                               Table of Contents

                                                                       Page

      RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                   ARTICLE I

            The Amended Offer; Actions by the Company; Directors  . . .   2
      1.1.      The Amended Offer . . . . . . . . . . . . . . . . . . .   2
      1.2.      Actions by the Company  . . . . . . . . . . . . . . . .   4
      1.3.      Directors . . . . . . . . . . . . . . . . . . . . . . .   5

                                   ARTICLE II

                    The Merger; Closing; Effective Time . . . . . . . .   6
      2.1.      The Merger  . . . . . . . . . . . . . . . . . . . . . .   6
      2.2.      Closing . . . . . . . . . . . . . . . . . . . . . . . .   6
      2.3.      Effective Time  . . . . . . . . . . . . . . . . . . . .   6

                                  ARTICLE III

                  Certificate of Incorporation and By-Laws
                        of the Surviving Corporation    . . . . . . . .   7
      3.1.      The Certificate of Incorporation  . . . . . . . . . . .   7
      3.2.      The By-Laws . . . . . . . . . . . . . . . . . . . . . .   7

                                   ARTICLE IV

                           Officers and Directors
                        of the Surviving Corporation  . . . . . . . . .   7
      4.1.      Directors . . . . . . . . . . . . . . . . . . . . . . .   7
      4.2.      Officers  . . . . . . . . . . . . . . . . . . . . . . .   7
      4.2       Further Assurances  . . . . . . . . . . . . . . . . . . . 7

                                   ARTICLE V

             Conversion or Cancellation of Shares in the Merger . . . .   8
      5.1.      Conversion or Cancellation of Shares  . . . . . . . . .   8
                (a)    Conversion of Shares; Merger
                         Consideration  . . . . . . . . . . . . . . . .   8
                (b)    Cancellation of Shares . . . . . . . . . . . . .   9
                (c)    Conversion of Purchaser Common
                         Stock  . . . . . . . . . . . . . . . . . . . .   9
                (d)    Convertible Preferred Stock  . . . . . . . . . .   9
                (e)    Cumulative Preferred Stock . . . . . . . . . . .   9
      5.2.      Payment for Shares  . . . . . . . . . . . . . . . . .    10
      5.3.      Dissenters' Rights  . . . . . . . . . . . . . . . . . .  11
      5.4.      Transfer of Shares After the Effective
                  Time  . . . . . . . . . . . . . . . . . . . . . . . .  11


                                      i
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                                   ARTICLE VI

                       Representations and Warranties . . . . . . . . .  11
      6.1.      Representations and Warranties of the
                  Company . . . . . . . . . . . . . . . . . . . . . . .  11
                (a)    Organization, Good Standing and
                         Qualification  . . . . . . . . . . . . . . . .  11
                (b)    Capital Structure  . . . . . . . . . . . . . . .  12
                (c)    Corporate Authority; Approval and
                         Fairness   . . . . . . . . . . . . . . . . . .  14
                (d)    Governmental Filings; No Violations  . . . . . .  14
                (e)    Company Reports; Financial
                         Statements   . . . . . . . . . . . . . . . . .  15
                (f)    Absence of Certain Changes . . . . . . . . . . .  16
                (g)    Litigation and Liabilities . . . . . . . . . . .  17
                (h)    Employee Benefits  . . . . . . . . . . . . . . .  18
                (i)    Compliance with Laws . . . . . . . . . . . . . .  20
                (j)    Takeover Statutes  . . . . . . . . . . . . . . .  21
                (k)    Voting Requirements; Company
                         Articles   . . . . . . . . . . . . . . . . . .  21
                (l)    Environmental Matters  . . . . . . . . . . . . .  21
                (m)    Taxes  . . . . . . . . . . . . . . . . . . . . .  22
                (n)    Labor Matters  . . . . . . . . . . . . . . . . .  23
                (o)    Information  . . . . . . . . . . . . . . . . . .  23
                (p)    Brokers and Finders  . . . . . . . . . . . . . .  24

      6.2.      Representations and Warranties of Praxair
                  and Purchaser . . . . . . . . . . . . . . . . . . . .  24
                (a)    Organization . . . . . . . . . . . . . . . . . .  24
                (b)    Authority  . . . . . . . . . . . . . . . . . . .  24
                (c)    Governmental Filings; No Violations  . . . . . .  25
                (d)    Information  . . . . . . . . . . . . . . . . . .  25
                (e)    Financing  . . . . . . . . . . . . . . . . . . .  26

                                  ARTICLE VII

                                 Covenants  . . . . . . . . . . . . . .  26
      7.1.      Interim Operations  . . . . . . . . . . . . . . . . . .  26
      7.2.      Acquisition Proposals . . . . . . . . . . . . . . . . .  28
      7.3.      Stockholders Meeting  . . . . . . . . . . . . . . . . .  29
      7.4.      Filings; Other Actions; Notification  . . . . . . . . .  30
      7.5.      Access  . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.6.      Publicity . . . . . . . . . . . . . . . . . . . . . . .  32
      7.7.      Benefits. . . . . . . . . . . . . . . . . . . . . . . .  33
                (a)    Stock Options  . . . . . . . . . . . . . . . . .  33
                (c)    Employee Benefits  . . . . . . . . . . . . . . .  33
      7.8.      Expenses  . . . . . . . . . . . . . . . . . . . . . . .  34
      7.9.      Indemnification; Directors' and Officers'
                  Insurance . . . . . . . . . . . . . . . . . . . . . .  34
      7.10.     Other Actions by the Company and Praxair  . . . . . . .  36
                (a)    Rights . . . . . . . . . . . . . . . . . . . . .  36
                (b)    Takeover Statute . . . . . . . . . . . . . . . .  37
                (c)    Termination of Litigation  . . . . . . . . . . .  37


                                      ii
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      7.11.     Notification of Certain Matters . . . . . . . . . . . .  37

                                  ARTICLE VIII

                                 Conditions . . . . . . . . . . . . . .  38
      8.1.      Conditions to Obligations of Praxair and
                  Purchaser . . . . . . . . . . . . . . . . . . . . . .  38
                (a)    Stockholder Approval . . . . . . . . . . . . . .  38
                (b)    Purchase of Shares . . . . . . . . . . . . . . .  38
                (c)    Governmental and Regulatory
                         Consents   . . . . . . . . . . . . . . . . . .  38
                (d)    Litigation . . . . . . . . . . . . . . . . . . .  38
                (e)    Other Obligations  . . . . . . . . . . . . . . .  39
      8.2.      Conditions to Obligations of the Company  . . . . . . .  39
                (a)    Stockholder Approval . . . . . . . . . . . . . .  39
                (b)    Purchase of Shares . . . . . . . . . . . . . . .  39
                (c)    Governmental Consents  . . . . . . . . . . . . .  39
                (d)    Order  . . . . . . . . . . . . . . . . . . . . .  39

                                   ARTICLE IX

                                Termination . . . . . . . . . . . . . .  39
      9.1.      Termination by Mutual Consent . . . . . . . . . . . . .  39
      9.2.      Termination by Either Praxair or the
                  Company . . . . . . . . . . . . . . . . . . . . . . .  39
      9.3.      Termination by Praxair  . . . . . . . . . . . . . . . .  40
      9.4.      Termination by the Company  . . . . . . . . . . . . . .  40
      9.5.      Effect of Termination and Abandonment . . . . . . . . .  41

                                   ARTICLE X

                         Miscellaneous and General  . . . . . . . . . .  42
      10.1.     Survival  . . . . . . . . . . . . . . . . . . . . . . .  42
      10.2.     Modification or Amendment . . . . . . . . . . . . . . .  42
      10.3.     Waiver of Conditions  . . . . . . . . . . . . . . . . .  42
      10.4.     Counterparts  . . . . . . . . . . . . . . . . . . . . .  42
      10.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY
                  TRIAL . . . . . . . . . . . . . . . . . . . . . . . .  43
      10.6.     Notices . . . . . . . . . . . . . . . . . . . . . . . .  44
      10.7.     Entire Agreement  . . . . . . . . . . . . . . . . . . .  44
      10.8.     No Third Party Beneficiaries  . . . . . . . . . . . . .  44
      10.9.     Obligations of Praxair and of the Company . . . . . . .  44
      10.10.    Severability. . . . . . . . . . . . . . . . . . . . . .  45
      10.11.    Interpretation  . . . . . . . . . . . . . . . . . . . .  45
      10.12.    Assignment  . . . . . . . . . . . . . . . . . . . . . .  45
      10.13.    Enforcement of the Agreement  . . . . . . . . . . . . .  46
      10.14.    Disclosure  . . . . . . . . . . . . . . . . . . . . . .  46

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 22, 1995, among CBI Industries, Inc., a Delaware corporation (the "Company"), Praxair, Inc., a Delaware corporation ("Praxair"), and PX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Praxair ("Purchaser"). The Company and Purchaser are hereinafter sometimes collectively referred to as the "Constituent Corporations."


                                    RECITALS

            WHEREAS, the respective Boards of Directors of each of Praxair, Purchaser and the Company have approved the acquisition of the Company by Praxair upon the terms and subject to the conditions set forth herein;

            WHEREAS, on November 3, 1995, Purchaser commenced an offer to purchase (the "Initial Offer") all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of the Company together with the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (as the same may be further amended, the "Rights Agreement"), at a purchase price of $32 per Share (and associated Right) (all references herein to "Rights" shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references to "Shares" shall include the associated Rights), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1995 (the "Offer to Purchase") and in the related Letter of Transmittal (collectively, the "Initial Offer Documents"); and

            WHEREAS, the respective Boards of Directors of each of Praxair, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company, upon and subject to the terms and conditions of this Agreement, pursuant to the Initial Offer, as amended pursuant to the terms of this Agreement (the "Amended Offer"); and

            WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of each of Praxair, Purchaser and the Company have approved the merger of Purchaser with


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

and into the Company (the "Merger") pursuant to this Agreement and the Delaware General Corporation Law, as amended (the "DGCL"); and

            WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and (ii) has approved and adopted this Agreement and the transactions contemplated hereby and has recommended acceptance of the Amended Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger; and

            WHEREAS, each of the Company, Praxair and Purchaser desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I

            The Amended Offer; Actions by the Company; Directors

            1.1. The Amended Offer. (a) Praxair and Purchaser have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Initial Offer which contains (included as exhibits) the Initial Offer Documents. As promptly as practicable (but no later than the fourth business day after the date of this Agreement), Praxair and Purchaser shall file with the Commission an amendment to the Initial Offer Documents (as so amended, and as the same may be further amended or supplemented in accordance with the terms of this Agreement, the "Amended Offer Documents"). The Company shall have the opportunity to review the amendment to the Schedule 14D-1 to be filed in connection with the Amended Offer prior to its being filed with the Commission. The Amended Offer Documents shall contain a supplement to the Offer to Purchase, which shall be mailed to the holders of Shares and which shall amend the Initial Offer (i) to increase the price per Share payable in connection with the Amended Offer to $33.00, (ii) to provide that the obligation of Praxair and Purchaser to accept for payment and pay for Shares tendered pursuant to the Amended Offer shall only be subject to the conditions set forth in Annex A hereto, and (iii) to change the expiration date of the Amended Offer to midnight, New York City time, on a date that is 10 business days following the filing of the amendment (as so extended, and as it may be extended from time to time in accordance with the terms of this Agreement, the "Expiration Date"); it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms as the Initial Offer. Without the prior written consent of the Company, Purchaser shall not decrease the price per Share or change the form of consideration payable in the Amended Offer, decrease the number of Shares sought or extend the Amended Offer (other than as set forth below), amend or waive the Minimum Tender Condition (as defined in Annex A), impose additional conditions to the Amended Offer or amend any other term of the Amended Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Amended Offer, Purchaser will accept for payment and will purchase, as soon as permitted under the terms of the Amended Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Amended Offer.

            (b) Each of Praxair and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Amended Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Praxair and Purchaser further agree to take all steps necessary to cause the Amended Offer Documents as so corrected to be filed with the Commission and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

            (c) Praxair and Purchaser agree that Purchaser shall not terminate or withdraw the Amended Offer or extend the then scheduled Expiration Date unless at the Expiration Date the conditions to the Amended Offer described in Annex A hereto shall not have been satisfied or earlier waived.
If at the Expiration Date, the conditions to the Amended Offer described in Annex A hereto shall not have been satisfied or earlier waived, Purchaser may and, if requested by the Company, shall extend the Expiration Date on one or more occasions for an additional period or periods of time until the earlier of
(i) the date which is sixty business days following the date of the Amended Offer or (ii) the date this Agreement is terminated in accordance with its terms; provided, that, this sentence shall not be applicable in the event the conditions set forth in paragraph (v)(g) of Annex A hereto shall not have been satisfied or earlier waived at the Expiration Date. Praxair and Purchaser shall use their reasonable best efforts to consummate the Amended Offer in accordance with the terms of this Agreement and the conditions to the Amended Offer set forth in Annex A.

            1.2. Actions by the Company. (a) The Company hereby approves of and consents to the Amended Offer and represents that (i) the Board by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (x) determined that each of the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and (y) approved this Agreement and the transactions contemplated hereby, including the Amended Offer and the Merger, and recommends acceptance of the Amended Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company and (ii) Merrill Lynch & Co. ("Merrill Lynch") and Lehman Brothers Inc. ("Lehman Bros."), the Company's financial advisors, have rendered to the Board their respective opinions that the consideration to be received by the stockholders of the Company pursuant to the Amended Offer and the Merger is fair to such stockholders from a financial point of view.

            (b) The Company agrees that it shall, on the same day that Purchaser and Praxair file with the Commission an amendment to the Initial Offer Documents pursuant to Section 1.1 hereof, file with the Commission an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, dated November 16, 1995 (including exhibits, as so amended, and as amended from time to time, the "Amended Schedule 14D-9"), which amendment shall include (i) subject to the proviso in the second sentence of Section 1.2(c), the recommendation described in Section 1.2(a) hereof and (ii) the information with respect to the Company and its officers and directors, (including any directors to be elected or appointed pursuant to Section 1.3 hereof) in form and substance satisfactory to Praxair and its counsel, that is required under
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder. In such connection, Praxair and Purchaser shall promptly furnish the Company with all information concerning their designees required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Praxair and Purchaser shall have the opportunity to review the Amended Schedule 14D-9 prior to its being filed with the Commission.

            (c) The Company agrees that copies of such Schedule 14D-9 (excluding exhibits), shall be enclosed with the Amended Offer Documents to be mailed by Purchaser to the stockholders of the Company in connection with the Amended Offer. Each of the Company, on the one hand, and Praxair and Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Amended Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Amended
Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws; provided, however, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so
advised by outside counsel.   In connection with the Amended Offer, the Company
will furnish Praxair and Purchaser with such information, including lists of the stockholders of the Company, mailing labels and lists of security positions, and such assistance as Praxair or Purchaser or their agents may request in communicating the Amended Offer to the record and beneficial holders of the Shares.

            1.3. Directors. Promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Amended Offer which represent at least a majority of the Shares (on a fully diluted basis) and from time to time thereafter, Praxair and Purchaser shall be entitled to designate members of the Board such that Praxair and Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage of the outstanding Shares beneficially owned by Purchaser or its affiliates; provided, that, any action to be taken prior to the Effective Time (as defined in Section
2.3 hereof) by the Board with respect to this Agreement shall be approved by a majority of those directors of the Company who have not been designated by Praxair or Purchaser. Notwithstanding the foregoing, until the Effective Time, the Company and Praxair shall use all reasonable efforts to retain as members of Company's Board of Directors at least two directors who at the time are neither officers of Praxair or the Company (or any of their respective affiliates), nor designees of Purchaser (or any of its affiliates), nor shareholders or affiliates of Purchaser (or any respective affiliate) (the "Disinterested

Directors"). The Company shall, upon request by Praxair or Purchaser, promptly increase the size of the Board to the extent permitted by the Company's Restated Certificate of Incorporation (the "Company Charter") and, to the extent required to comply with this Section 1.3, secure the resignations of such number of directors as is necessary to enable Praxair's designees to be elected to the Board and shall cause Praxair's designees to be so elected.


                                   ARTICLE II

                      The Merger; Closing; Effective Time

            2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3 hereof) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The name of Surviving Corporation shall be "CBI Industries, Inc." The Merger shall have the effects specified in the DGCL.

            2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and Praxair may agree in writing (the "Closing Date").

            2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and Praxair will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware

Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").


                                  ARTICLE III

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

            3.1. The Certificate of Incorporation. The Company Charter, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that the first paragraph of Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is Twenty Million and One Thousand (20,001,000), of which One Thousand (1,000) shares shall be Common Stock, par value $2.50 per share and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $1.00 per share."

            3.2. The By-Laws. The by-laws of Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.


                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

            4.1. Directors. The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

            4.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

            4.3. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider



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

or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE V

               Conversion or Cancellation of Shares in the Merger

            5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Purchaser in the Merger shall be as follows:

            (a) Conversion of Shares; Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Praxair, Purchaser or any other Subsidiary (as defined in Section 6.1(a) hereof) of Praxair (collectively, the "Praxair Companies")) or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $33.00 or such greater amount which may be paid pursuant to the Amended Offer. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 262 of the DGCL.

            (b) Cancellation of Shares. At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Praxair Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) Conversion of Purchaser Common Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser or the holders of such shares, be converted into one issued and outstanding share of common stock of the Surviving Corporation.

            (d) Convertible Preferred Stock. At the Effective Time, each share of $2.27 Convertible Voting Preferred Stock, Series C of the Company, par value $1.00 per share (the "Convertible Preferred Shares"), shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Company Charter; provided, that, after the Effective Time, the Convertible Preferred Shares shall no longer be convertible into Shares; and provided, further, that each Convertible Preferred Share shall be convertible, after the Effective Time, into the amount of cash that the holder thereof might have been entitled to receive if such holder had converted such Convertible Preferred Shares into Shares immediately prior to the Effective Time.

            (e) Cumulative Preferred Stock. Each share of 7.48% Cumulative Preferred Stock, Series D of the Company, par value $1.00 per share (the "Series D Preferred Shares"), and $6.75 Cumulative Preferred Stock, Series E of the Company, par value $1.00 per share (the "Series E Preferred Shares" and together with the Series D Preferred Shares, the "Cumulative Preferred Shares" and the Cumulative Preferred Shares, together with the Convertible Preferred Shares and the Junior Participating Preferred Stock, Series A of the Company, par value $1.00 per share, the "Preferred Shares"), which immediately prior to the Effective Time is issued and outstanding shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Company Charter.

            5.2. Payment for Shares. Praxair shall make available or cause to be made available to the paying agent appointed by Praxair (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record (other than any of the Praxair Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving

Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Praxair shall reimburse the Surviving Corporation for such charges and expenses.

            For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, going venture, estate, trust, association, organization, Governmental Entity (as defined in Section 6.1(d)) or other entity of any kind or nature.

            5.3. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in
Section 262 of the DGCL, the Company shall give Praxair notice thereof and Praxair shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall give Praxair prompt notice of any demands received by the Company for appraisal of Shares and Praxair shall have the right to participate in all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Praxair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1 hereof.

            5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.


                                   ARTICLE VI

                         Representations and Warranties

            6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Praxair and Purchaser that, except as set forth in the disclosure letter delivered to Praxair by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"):

            (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not, when taken together with all other such failures have a Company Material Adverse Effect (as defined below). The Company has made available to Praxair a complete and correct copy of the Company's certificate of incorporation and by-laws, each as amended to date. The Company's certificate of incorporation and by-laws so delivered are in full force and effect. Section 6.1(a) of the Company Disclosure Letter contains a correct and complete list of each of its Subsidiaries (except for such Subsidiaries that are immaterial) and each jurisdiction where the Company and each of its Subsidiaries is organized.

            As used in this Agreement, (i) the term "Subsidiary" means, with respect to the Company, Praxair or Purchaser, as the case may be, any entity, whether incorporated or unincorporated, domestic or foreign, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, prospects or results of operations of the Company and its Subsidiaries taken as a whole.

            (b) Capital Structure. The authorized capital stock of the Company consists of 240,000,000 Shares and 20,000,000 shares of preferred stock, par value $1.00. As of September 30, 1995, there were issued and outstanding 38,295,207 Shares; 3,484,713 Convertible Preferred Shares; 550,000 Series D Preferred Shares; and 200,000 Series E Preferred Shares. Each of the outstanding Convertible Preferred Shares are convertible into 1.5 Shares. All of the issued and outstanding Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto. As of September 30, 1995, 1,488,407 Shares were held in the treasury of the Company. As of the date hereof, there were outstanding options to purchase 1,216,350 Shares under the Company's Stock Option Plan, effective as of January 1, 1987 (the "1987 Stock Option Plan") and outstanding options to purchase 70,500 Shares under the Company's 1995 Stock Option Plan, effective as of January 1, 1995 (together with the 1987 Stock Option Plan, the CBI Restricted Stock Award Plan (1978), the CBI 1983 Restricted Stock Award Plan, the CBI 1989 Restricted Stock Award Plan and the CBI 1994 Restricted Stock Award Plan, the "Stock Plans"). The Company has no Shares or Preferred Shares reserved for issuance, other than Shares reserved for issuance upon the exercise of the conversion rights of holders of the Convertible Preferred Shares, Shares and Preferred Shares reserved for issuance in connection with the Rights granted pursuant to the Rights Agreement (which agreement will be amended as described in Section 7.10(a) hereof), and Shares reserved for issuance pursuant to the Company's 1994 Restricted Stock Award Plan, effective March 9, 1994. Section 6.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, date of grant, exercise price, the number of Shares subject thereto and the number of stock appreciation rights, if any, granted in respect of such Company Option. Except as set forth in Section 6.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and except as set forth in Section 6.1(b) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

            (c) Corporate Authority; Approval and Fairness. The Company has full requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the Company Requisite Vote (as defined in Section 6.1(k) hereof), the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the Company Requisite Vote (as defined in Section 6.1(k)), no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Assuming this Agreement constitutes a legal, valid and binding agreement of Praxair and Purchaser, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3 hereof, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) in connection, or in compliance, with the provisions of the Exchange Act, (D) as may be required under any Environmental Law (as defined in Section 6.1(l) hereof) pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated hereby, (E) filing with, and approval of, the New York Stock Exchange, Inc. and the Commission with respect to the de-listing and de-registration of the Shares, (F) the Investment Canada Act ("ICA"), (G) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or non-U.S. changes in control laws or regulations and (H) to comply with the change of control, notification, competition or other laws of jurisdictions listed in Section 6.1(d) of the Company Disclosure Letter (collectively, the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by Purchaser of the Amended Offer and by the Company of the Merger and the other transactions contemplated hereby, except those the failure to make or obtain that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or the Purchaser to consummate any of the transactions contemplated by this Agreement.

            (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger pursuant to the terms of this Agreement and the other transactions contemplated hereby will not, except as set forth in Section 6.1(d) of the Company Disclosure Letter, constitute or result in (A) a breach or violation of, or a default under, the Company Charter or the by-laws of the Company or the comparable governing instruments of any of their Subsidiaries, (B) a breach or violation of, or a default under, the vesting, creation or acceleration of any rights or obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other domestic or foreign obligation ("Contracts") of the Company or any of its Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, will not have a Company Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 6.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth with respect to clauses (B) and (C) above). The Company will use its reasonable best efforts to obtain the consents referred to in the Disclosure Letter.

            (e) Company Reports; Financial Statements. The Company has filed with the Commission each registration statement, report, proxy statement or information statement required to be filed by it since December 31, 1994 (the "Audit Date"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and (ii) the

Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995, and September 30, 1995, (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the Commission subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as disclosed in Section 6.1(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to a Company Report filed prior to the date of this Agreement.
As of their respective dates, the consolidated financial statements included in the Company Reports complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

            (f) Absence of Certain Changes. Except as disclosed in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(f) of the Company Disclosure Letter, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, except those changes that will not, individually or in the aggregate, have a Company Material Adverse Effect;
(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) except for dividends that have already been declared and publicly announced on Shares and payment of dividends on Preferred Shares in accordance with its terms, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company and its Subsidiaries to their officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 6.1(h) hereof) other than increases or amendments in the ordinary course of business consistent with past practice.

            (g) Litigation and Liabilities. Except as disclosed in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(g) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its Subsidiaries or Affiliates, in any foreign or domestic jurisdiction or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any foreign or domestic Environmental Law (as defined in Section 6.1(l)), or any other facts or circumstances that so far as can reasonably be foreseen could result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries or Affiliates, except for those that are not, individually or in the aggregate, likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement; provided, however, that since December 31, 1994 and except as set forth in Section 6.1(g) of the Company Disclosure Letter, the Company and its Subsidiaries have not been subject to any civil judgment or arbitration award in any jurisdiction, domestic or foreign, with a value in excess of $500,000.

            (h)     Employee Benefits.

            (i) A copy (or, if unwritten, a summary thereof) of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries and which are sponsored, maintained or contributed to by the Company or its Subsidiaries (and excluding multiemployer plans as defined under ERISA (as hereinafter defined) and excluding plans in foreign jurisdictions as to which contributions are mandatory) (the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available to Praxair prior to the date hereof. The Compensation and Benefit Plans are listed in Section 6.1(h) of the Company Disclosure Letter.

            (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

            (iii) Except as disclosed in Section 6.1(h) of the Company Disclosure Letter, as of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA
Affiliate"), except for such a liability that has as of the date hereof been satisfied. Except as set forth in Section 6.1(h) of the Company Disclosure Letter, the Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA, except for such a liability that has as of the date hereof been satisfied. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

            (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (v) Except as set forth in Section 6.1(h)(v) of the Company Disclosure Letter, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year. Except as set forth in Section 6.1(h)(v) of the Company Disclosure Letter, the withdrawal liability under Subtitle E of Title I of ERISA of the Company and its Subsidiaries under each multiemployer plan to which the Company, any of its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $1,000,000.

            (vi) Neither the Company nor its domestic Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. For a minimum of the past ten years any such plan has always provided that the Company or its domestic Subsidiaries may amend or terminate any such plan at any time without incurring any material liability thereunder.

            (vii) Except as disclosed in the Company Reports prior to the date hereof or as specifically contemplated by this Agreement or as set forth in Section 6.1(h) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, or
(y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation or Benefit Plans.

            (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-US employees.

            (i) Compliance with Laws. Except as set forth in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(i) of the Company Disclosure Letter, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws") with such exceptions as would not likely have a Company Material Adverse Effect. Except as set forth in the Company Reports prior to the date hereof and except as disclosed in Section 6.1(i) of the Company Disclosure Letter, the Company is not aware of any material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries nor has any Governmental Entity indicated to the Company an intention to conduct the same. No change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof with such exceptions as would not likely have a Company Material Adverse Effect.

            (j) Takeover Statutes. No supermajority vote is required under any "fair price," "moratorium," "control share acquisition" or similar antitakeover statute or regulation (each, a "Takeover Statute") in connection with the Amended Offer, the Merger or the transactions contemplated hereby.
The Board has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

            (k) Voting Requirements; Company Articles. (i) The affirmative vote of the holders of a majority of the outstanding stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock or of any Voting Debt of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement (each outstanding Share being entitled to 1 vote and each outstanding Convertible Preferred Share being entitled to 1.5 votes) (the "Company Requisite Vote").

            (ii) The Board of Directors of the Company has recommended the Merger in accordance with Article Tenth of the Company Charter.

            (iii) At least a majority of the Continuing Directors (as defined in Article Fifteenth of the Company Charter) has approved the Merger pursuant to the terms of this Agreement.

            (l) Environmental Matters. Except as disclosed in the Company Reports prior to the date hereof, except as disclosed in Section 6.1(l) of the Company Disclosure Letter and except for such matters that, alone or in the aggregate, will not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its Subsidiaries (including soil, groundwater or surface features and buildings or structures thereon) (the "Properties") do not contain any Hazardous Substances (as defined below) other than as permitted under applicable Environmental Law, do not, and have not, contained any underground storage tanks; (iii) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information alleging that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its Subsidiaries or the Properties are subject to any agreement, order or decree involving liability under any Environmental Law; (iv) no Hazardous Substance has been disposed of or released on any of the Properties; (v) the Company and Subsidiaries are not subject to liability for any off-site disposal or contamination; and (vi) there are no other circumstances involving the Company or its Subsidiaries that could be expected to result in any claims, liability, costs or losses or any restrictions on the ownership, use, or transfer of any Property pursuant to any Environmental Law.

            "Environmental Law" means any law, regulation, order, decree, opinion or agency requirement relating to pollution, contamination, wastes, hazardous materials or the protection of the environment, human health or safety and "Hazardous Substance" means any waste, mixture or matter containing any substance that is listed, classified under or regulated by any government authority pursuant to any Environmental Law including any petroleum compounds, asbestos, lead and polychlorinated biphenyls.

            (m) Taxes. Except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them with any taxing authority with respect to Taxes for all periods heretofore ended, taking into account any extension of time to file granted to or obtained on behalf of the Company and its Subsidiaries, (b) all Taxes required to be paid with respect to the periods covered by such Tax Returns or reports that are due prior to the Effective Time have been paid or will be paid by the Effective Time, (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, except for amounts for which the Company has made an adequate reserve as reflected in the Company Reports, (d) all liability for Taxes of the Company or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 6.1(e) have been paid or adequately reserved for on such financial statements to the extent required by GAAP, and (e) the Company and its Subsidiaries are not liable for any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group in which it or any of its Subsidiaries was at any time a member, other than such group the parent of which is the Company.

            As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and
(ii) the term "Tax Return" (including, with correlative meaning, the term "Tax Returns") includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            (n) Labor Matters. Except as set forth in Section 6.1(n) of the Company Disclosure Letter and with such exceptions as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down, lockout or other such controversy involving the Company or any of its Subsidiaries pending or threatened.

            (o) Information. None of the Amended Schedule 14D-9, the Proxy Statement (as defined in Section 7.4 hereof) or any other document filed or to be filed by or on behalf of the Company with the Commission or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the Commission or other governmental entity and, in addition, in the case of the Proxy Statement at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of any Special Meeting (as defined in Section 7.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Praxair or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Amended Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Amended Offer Documents or in any other document filed or to be filed by or on behalf of Praxair or the Purchaser with the Commission or any other Governmental Entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (p) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch and Lehman Bros. as its financial advisors, the arrangements with which have been disclosed to Praxair prior to the date hereof.

            6.2. Representations and Warranties of Praxair and Purchaser. Praxair and Purchaser represent and warrant to the Company as follows:

            (a) Organization. Each of Praxair and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of Praxair and Purchaser has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

            (b) Authority. Each of Praxair and Purchaser has full requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Praxair and Purchaser and by Praxair as the sole stockholder of Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Praxair and Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, it constitutes a legal, valid and binding agreement of each of

Praxair and Purchaser, enforceable against them in accordance with its terms.

            (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required by Praxair or Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Praxair or Purchaser of the transactions contemplated hereby except such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Praxair Material Adverse Effect (as defined below).

            (ii) The execution, delivery and performance of this Agreement by each of Praxair and the Purchaser do not, and the consummation by the Purchaser of the Merger pursuant to the terms of this Agreement and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, their respective certificates of incorporation or by-laws or the comparable governing instruments of any of their Subsidiaries, (B) a breach or violation of, or a default under, the vesting, creation or acceleration of any rights or obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Praxair, the Purchaser or any of their Subsidiaries (with or without notice, lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other domestic or foreign obligation ("Praxair Contracts") of Praxair, the Purchaser or any of their Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which Praxair, the Purchaser or any of their Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Praxair Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, will not have a material adverse effect on Praxair's or Purchaser's ability to perform their respective obligations pursuant to this Agreement or consummate the Amended Offer and the Merger (a "Praxair Material Adverse Effect") or for which Praxair or Purchaser has received appropriate consents or waivers.

            (d) Information. Neither the Amended Offer Documents nor any other document filed or to be filed by or on behalf of Praxair or Purchaser with the Commission or any other Governmental Entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the Commission or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that, the foregoing shall not apply to information supplied by the Company specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Praxair or Purchaser specifically for inclusion or incorporation by reference in the Amended Schedule 14D-9, the Proxy Statement, or any other document filed or to be filed by or on behalf of the Company with the Commission or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (e) Financing. Prior to the consummation of the Amended Offer, Praxair will have caused Purchaser to have at the time of acceptance for payment and purchase of Shares under the Amended Offer and at the Effective Time, the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.


                                  ARTICLE VII

                                   Covenants

            7.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the date on which Purchaser's nominees comprise a majority of the Board of Directors of the Company (unless Praxair shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

            (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

            (ii) it shall not (A) sell or pledge any capital stock owned by it in any of its Subsidiaries; (B) amend the Company Charter or its by-laws or amend, modify or terminate the Rights Agreement; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Shares or Preferred Shares other than regular quarterly or semi-annual cash dividends not in excess of $0.12 per Share and regular quarterly or semi-annual cash dividends on the Preferred Shares; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock except in connection with the ordinary course of operations of the CBI Salaried Employee Stock Ownership Plan (1987);

            (iii) neither it nor any of its Subsidiaries shall except as disclosed in Section 7.1(a) of the Company Disclosure Letter (A) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or upon conversion of Convertible Preferred Shares; (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of any other property or assets or encumber any property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (C) make any commitments for, make or authorize any capital expenditures other than existing capital expenditures required to be made pursuant to existing capital projects, as set forth in Section 7.1(a)(iii) of the Company Disclosure Letter, which have been previously authorized or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

            (iv) except as disclosed in Section 7.1(a) of the Company Disclosure Letter, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees other than increases in compensation in the ordinary course of business, in each case, consistent with past practices with regard to frequency and amount;

            (v) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

            (vi) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and

            (vii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

            (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

            7.2. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), it or any of its Subsidiaries (it being understood and agreed that any action permitted under the exception in the next sentence shall not be deemed a prohibited initiation, solicitation, encouragement or facilitation hereunder). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, except to the extent legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal with respect to it or any of its Subsidiaries, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to it or any of its Subsidiaries or any of their businesses. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing it being understood however that resumption of any such activities, discussions or negotiations shall not violate this provision to the extent legally required for the discharge by the Board of its fiduciary duties, as advised by outside counsel. The Company agrees that it will use its reasonable best efforts to promptly inform the individuals or entities referred to in the first sentence of this Section 7.2 of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Praxair immediately if (i) any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it or its Subsidiaries or (ii) the Company determines that it is legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel to deliver such information or to enter into such negotiations or discussions. The Company also agrees that it will promptly request each Person that has heretofore executed any confidentiality agreement in connection with the consideration of an Acquisition Proposal with respect to the Company or any of its Subsidiaries or any of their businesses to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

            7.3. Stockholders Meeting. The Company, acting through the Board, will take, in accordance with applicable law, the Company Charter and the Company's by-laws, all action necessary to duly call, give notice of, convene and hold a special meeting of stockholders (the "Special Meeting") as soon as practicable after the purchase of Shares by Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions contemplated by this Agreement.

Subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, the Board shall recommend approval of the Merger and the adoption of this Agreement. At any meeting of the Company's stockholders, Praxair will cause the Shares acquired in the Amended Offer, and any additional Shares owned by it or its affiliates, to be voted in favor of this Agreement and the Merger.

            7.4. Filings; Other Actions; Notification. (a) The Company, acting through its Board, in consultation with Praxair, shall (i) prepare and, following consummation of the Amended Offer, file with the Commission a preliminary proxy statement (or, if applicable, a preliminary information statement) relating to the matters to be considered at the Special Meeting pursuant to this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Praxair, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement (or, if applicable, a preliminary information statement) and to cause a definitive proxy statement (or, if applicable, a definitive information statement) (the "Proxy Statement") to be mailed to its stockholders and (y) subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, to obtain the necessary approvals of the Merger, this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

            (ii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

            (b) The Company and Praxair each shall cooperate with each other and use (and cause their respective Subsidiaries to use) their respective best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the Merger and to consummate the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Praxair and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Praxair or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Praxair shall act reasonably and as promptly as practicable.

            (c) The Company and Praxair each shall, upon request by the other and subject to applicable laws relating to the exchange of information, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Praxair, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Praxair agrees that confidential information obtained by it pursuant hereto or pursuant to the Confidentiality Agreement dated December 5, 1995 has been and shall be treated in accordance with the provisions of such Confidentiality Agreement.

            (d) The Company and Praxair each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Praxair or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Praxair each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Praxair Material Adverse Effect, respectively.

            (e) Without limiting the generality of the undertakings pursuant to this Section 7.4, the Company and Praxair each agree to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement and (ii) take promptly, in the event that any permanent or preliminary injunction or temporary restraining order, hold separate order or other order is entered or sought in any proceeding that would make consummation of the Merger or the Amended Offer in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond and including the making of any divestiture; provided, that, the making of any such divestitures with respect to assets in the United States does not relate to assets generating more than $200,000,000 in revenues per annum in the aggregate) necessary to vacate, modify or suspend or avoid such injunction or order so as to permit such consummation of the Amended Offer no later than the 60th business day after the date of the Amended Offer.

            7.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Praxair's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that, no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company, Praxair or Purchaser; and provided, further, that, the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure and provided, further, that Praxair shall use its reasonable best efforts to promptly notify the Company if it discovers any information that might indicate that any representation or warranty by the Company is incorrect, incomplete or otherwise deficient. All requests for information made pursuant to this Section 7.5 shall be directed to an executive officer of the Company or such Person as may be designated by its officers.

            7.6. Publicity. The initial press release shall be a joint press release and thereafter the Company and Praxair each shall use reasonable best efforts to consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto.

            7.7.    Benefits.

            (a) Stock Options. The Company shall take all actions necessary to provide that, immediately prior to the consummation of the Amended Offer, each Company Option which is not then exercisable will be exercisable in full and each Company Option (and each related stock appreciation right) outstanding prior to the Effective Time pursuant to any of the Stock Plans, whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

            (b) Except as set forth in Section 7.7(b) of the Company Disclosure Letter and except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Stock Plans, (i) the Stock Plans shall terminate immediately following the purchase of Shares pursuant to the Amended Offer and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

            (c) Employee Benefits. Praxair agrees that, during the period commencing on consummation of the Amended Offer and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries and former employees of the Company and its Subsidiaries, other than employees covered by collective bargaining agreements, will continue to be provided with benefits under employee benefit plans with a value which is not less in the aggregate than that currently provided by the Company and its Subsidiaries to such employees. In so providing any such benefits or plans, for purposes of participation and vesting Purchaser and Praxair agree to give employees of the Company and its

Subsidiaries service credit for all periods of employment with any such entity prior to the Effective Time for purposes of any such plans or benefits so provided. Praxair will, and will cause the Surviving Corporation to, honor all employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and, to the extent set forth in the Company Reports or otherwise specifically disclosed in the Company Disclosure Letter, all employment or severance agreements, plans or policies of the Company and its Subsidiaries in accordance with their terms. Purchaser acknowledge and agree that consummation of the Amended Offer constitutes a "Change in Control" with respect to those persons listed, and pursuant to the agreements and plans set forth in, Section 7.7(c) of the Company Disclosure Letter.

            7.8. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article V, and Praxair shall reimburse the Surviving Corporation for such charges and expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except as may be permitted by Section 9.5 hereof and except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by Praxair and the Company.

            7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Praxair agrees that it will indemnify and hold harmless each present and former director, officer and employee of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and the Company Charter or the Company's by-laws in effect on the date hereof to indemnify such Person (and Praxair shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that, any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company Charter and the Company's by-laws shall be made by counsel selected by the Surviving Corporation. Purchaser agrees that all rights to indemnification in favor of any present or former employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or any of its subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Time; provided that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Praxair thereof. An Indemnified Party may select counsel to represent him or her in connection with any of the foregoing, which counsel shall be reasonably acceptable to Purchaser, and Purchaser and the Company will cooperate in the defense of any such matter; provided, however, that neither Purchaser nor the Company shall be liable for any settlement effected without its written consent and provided, further, that neither Purchaser nor the Company shall be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single matter except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such matter. Praxair shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (c) Praxair agrees that it shall use all reasonable efforts to maintain the Company's existing officers, and directors, liability insurance policy and employee benefit plan fiduciary liability insurance ("D&0 Insurance") for a period of not less than five years from and after the Effective Time; provided, (i) that Praxair may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the Indemnified Parties and (ii) if the existing D&O Insurance expires or is canceled during such period, Praxair will use reasonable efforts to obtain substantially similar D&O Insurance to the extent available; provided, further, that, notwithstanding clauses (i) and (ii) of this subsection 7.9(c), in the event that the aggregate annual premiums for D&O Insurance at any time during such five year period shall exceed 175% of the per annum rate of premium currently paid (the "Base Rate") by Company and its Subsidiaries for such D&O Insurance on the date of this Agreement, then Praxair shall only be obligated to provide the maximum coverage that shall then be available at an annual premium equal to 175% of the Base Rate.

            (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in the last two sentences of Section 7.7(c) and this Section 7.9.

            (e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

            7.10.   Other Actions by the Company and Praxair.

            (a) Rights. The Company, acting through its Board, shall take all necessary action (and shall notify Praxair of any such actions taken) prior to the Expiration Date including, without limitation, supplementing or amending the Rights Agreement to ensure that, so long as this Agreement has not been terminated, the Amended Offer is a "Permitted Tender Offer" (as defined in the Rights Agreement), (it being understood that the Company shall amend the definition of "Permitted Tender Offer" in the Rights Agreement), no "Distribution Date" (as defined in the Rights Agreement) will occur and Section 11.1(b) of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Amended Offer or the execution or delivery of this Agreement with the effect that none of such events will trigger the exercisability of the Rights or the separation of the Rights from the certificates to which they are attached. So long as this Agreement has not been terminated, the Board shall also take all further action (in addition to that referred to above) requested in writing by Praxair or Purchaser (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions by Praxair or Purchaser, the Board shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal, provided, however, that nothing herein shall be deemed to preclude the Company from taking any action with respect to the Rights Agreement (including any modification or amendment thereto or waiver thereof) as it applies to any third party other than Praxair and the Purchaser to the extent required for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law, as advised in writing by outside counsel to the Company. The Company will promptly furnish to Praxair and Purchaser a complete and correct copy of the Rights Agreement, as so amended.

            (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Initial Offer, the Amended Offer, the Merger or any other transaction contemplated by this Agreement, the Company and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

            (c) Termination of Litigation. The parties hereto shall immediately dismiss, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates and each shall thereafter sign and deliver such further papers as may be necessary in connection with such dismissals.

            7.11. Notification of Certain Matters. Each of Praxair and the Company shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Amended Offer, (B) any condition set forth in Annex A to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Amended Offer or (C) any condition set forth in Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Praxair or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                  ARTICLE VIII

                                   Conditions

            8.1. Conditions to Obligations of Praxair and Purchaser. The respective obligations of Praxair and Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Praxair or Purchaser, as the case may be, to the extent permitted by applicable law:

            (a) Stockholder Approval. This Agreement shall have been duly approved by Company Requisite Vote, in accordance with applicable law, the Company Charter and the by-laws of the Company;

            (b) Purchase of Shares. Purchaser (or one of the Praxair Companies) shall have purchased Shares pursuant to the Amended Offer;

            (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

            (d) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order");

            (e) Other Obligations. The Company shall have fulfilled its obligations under Sections 7.7(a) and (b) and Section 7.10 hereof.

            8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

            (a) Stockholder Approval. This Agreement shall have been duly approved by the Company Requisite Vote, in accordance with applicable law, the Company Charter and the by-laws of the Company;

            (b) Purchase of Shares. Purchaser (or one of the Praxair Companies) shall have purchased Shares pursuant to the Amended Offer;

            (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

            (d)     Order.  There shall be in effect no Order.


                                   ARTICLE IX

                                  Termination

            9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof, by the mutual consent of Praxair and the Company, by action of their respective Boards of Directors.

            9.2. Termination by Either Praxair or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Praxair or the Company if (i) Purchaser shall have terminated the Amended Offer without purchasing any Shares pursuant thereto; provided, that, in the case of termination of this Agreement by Praxair, such termination of the Amended Offer is not in violation of the terms of the Amended Offer or this Agreement or (ii) a majority of the outstanding Shares shall not have been purchased pursuant to the Amended Offer within 60 business days of the date thereof; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2 will not be available to any party who at such time is in material breach of its obligations under this Agreement.

            9.3. Termination by Praxair. So long as Praxair is not in material breach of any of its obligation hereunder, this Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of a majority of the outstanding Shares pursuant to the Amended Offer, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof, by action of the Board of Directors of Praxair, if
(x) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect as of the Expiration Date as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by this Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect; or (y) the Board shall have withdrawn or modified in a manner adverse to Praxair or Purchaser its approval or recommendation of the Amended Offer, this Agreement or the Merger or the Board, upon request by Praxair, shall fail to reaffirm such approval or recommendation within 2 business days of such request, or shall have resolved to do any of the foregoing.

            9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company referred to in Sections 8.1(a) and 8.2(a) hereof by action of the Board if (i) Praxair or Purchaser shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Praxair or Purchaser at or prior to such date of termination, or any representation or warranty made by Praxair in this Agreement shall be untrue or incorrect in any material respect, (ii) Praxair or Purchaser shall have failed to amend the Initial Offer within the time required in Section 1.1 or (iii) the Company receives an Acquisition Proposal on terms the Board (after consultation with its financial advisors) determines to be more favorable to the

Company's stockholders than the terms of the Amended Offer and the Merger, and the Board determines, as advised by outside counsel, that it is legally required for the discharge of its fiduciary duties, (A) not to continue to recommend that holders of Shares accept the Amended Offer and tender their Shares pursuant to the Amended Offer, and (B) to accept such Acquisition Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.4(iii) unless it has provided Praxair and Purchaser with two business days prior written notice of this intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Purchaser shall receive the fee set forth in Section 9.5(b) immediately prior to any termination pursuant to this Section 9.4(iii) by wire transfer in same day funds.

          9.5.  Effect of Termination and Abandonment.      (a) In the event of
termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement. Nothing herein shall limit the ability of the Company upon termination of this Agreement in accordance with its terms to make the Rights (or any similar rights issued under any new rights agreement entered into by the Company) applicable to any proposal or offer made by Praxair or any affiliate thereof.

            (b) If (x) (i) the Amended Offer shall have remained open for a minimum of at least 10 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Praxair or Purchaser or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of 10% or more of the outstanding Shares, and (iii) the Minimum Tender Condition (as defined in Annex A) shall not have been satisfied and the Amended Offer is terminated in accordance with this Agreement without the purchase of any Shares thereunder, (y) Praxair shall have terminated this Agreement pursuant to Section 9.3(y) hereof or (z) the Company shall have terminated this Agreement pursuant to Section 9.4(iii) hereof, then the Company, if requested by Praxair, shall promptly, but in no event later than two days after the date of such request, pay Praxair a fee of $43,500,000 which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Praxair and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Praxair or Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Praxair or Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York on the date such payment was required to be made.


                                   ARTICLE X

                           Miscellaneous and General

            10.1. Survival. This Article X and the agreements of the Company, Praxair and Purchaser contained in Sections 5.2 (but only to the extent that such Section relates to actions to be taken after the Effective
Time), 5.3, 5.4, 7.7 and 7.9 shall survive the consummation of the Merger. This Article X and the agreements of the Company, Praxair and Purchaser contained in the last two sentences of Section 7.7(c), Section 7.8 and Section
9.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            10.2. Modification or Amendment. Subject to the provisions of applicable law and Section 1.3 hereof, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

            10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

            10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

            if to Praxair or Purchaser

            Praxair, Inc.
            39 Old Ridgebury Road
            Danbury, CT  06810-5113
            Attention:  David H. Chaifetz, Esq.

            with a copy to:
            Neil T. Anderson, Esq.
            Sullivan & Cromwell
            125 Broad Street
            New York, NY  10004

            if to the Company

            CBI Industries, Inc.
            800 Jorie Boulevard
            Oak Brook, IL  60521-7001
            Attention:  Charles O. Ziemer, Esq.

            with a copy to:
            Richard D. Katcher, Esq.
            Seth A. Kaplan, Esq.
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY  10019

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

            10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Praxair Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

            10.8. No Third Party Beneficiaries. Except as provided in the last two sentences of Section 7.7(c) and in Section 7.9 hereof, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            10.9. Obligations of Praxair and of the Company. Whenever this Agreement requires a Subsidiary of Praxair to take any action, such requirement shall be deemed to include an undertaking on the part of Praxair to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

            10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            10.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            10.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Praxair may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Purchaser, in the event of which, all references herein to Purchaser shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

            10.13. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            10.14. Disclosure. The inclusion of any matter on the Company Disclosure Letter does not constitute an admission by the Company that any such matter is material. A disclosure of any item by the Company in any section of the Company Disclosure Letter shall be deemed disclosure of such item for all purposes of this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    CBI Industries, Inc.

                                    By: /s/ John E. Jones
                                        Name: John E. Jones
                                        Title: Chairman


                                    Praxair, Inc.

                                    By: /s/ H.W. Lichtenberger
                                        Name: H.W. Lichtenberger
                                        Title: Chairman and CEO


                                    PX Acquisition Corp.

                                    By: /s/ David H. Chaifetz
                                        Name: David H. Chaifetz
                                        Title: President

                                    ANNEX A



            Notwithstanding any other provision of the Initial Offer or the Amended Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act and Investment Canada Act, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or subject to the terms of the Merger Agreement may, in its sole discretion, terminate or amend the Amended Offer as to any Shares not then paid for if:

    (i) there is not tendered and not withdrawn prior to the Expiration Date at least that number of Shares (the "Minimum Number of Shares") that would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Tender Condition"). For purposes of the Amended Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding together with Shares that the Company is required to issue pursuant to obligations outstanding at that date under convertible securities, stock options or otherwise.

    (ii) Purchaser is not, in its reasonable discretion, satisfied that the Rights will not become exercisable upon consummation of the Amended Offer;

    (iii) Purchaser is not satisfied, in its reasonable discretion, that after consummation of the Amended Offer, the restrictions contained in Section 203 of the DGCL will not apply to the Merger;

    (iv) Purchaser is not satisfied, in its reasonable discretion, that no supermajority vote will be required by Article Tenth or Article Fifteenth of the Company Charter to approve the Merger or that after consummation of the Amended Offer, Purchaser will otherwise possess sufficient voting power to effect the Merger without the affirmative vote of any person other than Purchaser;

    (v) On or after December 21, 1995 and at or before the time of payment for any of such Shares any of the following shall occur:



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            (a)         there shall have occurred and be continuing (i) any
                        general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than the current action in Bosnia), (iv) any limitation (whether or not mandatory) by any Governmental Entity, on the extension of credit by banks or other lending institutions, (v) any significant adverse change in interest rates or major stock indices in the United States or abroad, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on December 21, 1995, (vi) a currency moratorium on or a suspension of, the currency exchange markets in the United States, or (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

            (b) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") by any Governmental Entity: (i) challenging the acquisition by Praxair, Purchaser or any other wholly-owned subsidiary of Praxair of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Agreement, the Amended Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Agreement, the Amended Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any



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

                        material limitations on, Praxair's, Purchaser's or any other wholly-owned subsidiary of Praxair's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Praxair or Purchaser to dispose of or hold separate all or any portion of Praxair's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Agreement, the Amended Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Purchaser unable to, or result in a delay in, or restrict, the ability of Purchaser to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Praxair or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company; or (v) that, in any event, in the reasonable judgment of Purchaser, is reasonably likely to have a Company Material Adverse Effect (other than litigation disclosed in the Company Disclosure Letter);

            (c) any statute, rule, regulation, order, judgment or injunction shall be enacted or entered with respect to the Amended Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity other than the application to the Amended Offer or the Merger of waiting periods under the HSR Act that, in the reasonable judgment of Praxair or Purchaser, might, directly or indirectly, reasonably be expected to



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                        result in any of the effects of, or have any of the
                        consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (b) above;

            (d) it shall have been publicly disclosed or Praxair shall have learned that (i) any person, entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than ten percent of the Shares (other than for bona fide arbitrage purposes); or (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to the acquisition of more than 10% of the Shares or a merger, consolidation or other business combination with or involving the Company;

            (e) any change shall have occurred or be threatened (or any development shall have occurred or been threatened involving a prospective change) in the financial condition, businesses or results of operations of the Company or any of its Subsidiaries that is or is reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole, or Praxair or Purchaser shall have become aware of any fact (including, but not limited to, any prior change) that has or is reasonably likely to have a material adverse effect on the value of the Shares or the Company and its Subsidiaries taken as a whole to Praxair or Purchaser;

            (f) Purchaser or Praxair and the Company shall have entered into an agreement that the Amended Offer be terminated or amended; or

            (g) the representations and warranties of the Company set forth in the Agreement



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                        shall not be true and correct in any respect as of the
                        Expiration Date of the Amended Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by this Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole;

            (h) the Board (or a majority of the Disinterested Directors) shall have amended, modified or withdrawn its recommendation in favor of the Amended Offer or the Merger, or shall have failed publicly to reconfirm such recommendation upon request by Praxair or Purchaser, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

            (i) the Agreement shall have been terminated by the Company or Praxair or Purchaser in accordance with its terms, or Praxair or Purchaser shall have reached an agreement or understanding in writing with the Company providing for delay in payment for the Shares;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by Purchaser, Praxair or any other affiliate of Praxair) giving rise to any such condition, makes it



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

inadvisable to proceed with the Amended Offer or with acceptance for payment or payment for Shares.

      The foregoing conditions are for the sole benefit of Praxair and Purchaser and their respective affiliates and may be asserted by Praxair and Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Praxair, Purchaser or any of their respective affiliates) giving rise to any such condition other than the Minimum Tender Condition or may be waived by Praxair or Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Praxair or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.



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